UniTek Global Services Announces Financial Results for Fiscal Second Quarter 2010

Adjusted EBITDA increases 179% to $8.0 million
Net loss improves $3.0 million to $6.1 million
Revenue growth of 53% to $106 million
Backlog increases to $735 million

BLUE BELL, PA, August 17, 2010 —UniTek Global Services, Inc. (“UniTek” or the “Company” (OTC BB: UGLB), a premier provider of permanently outsourced infrastructure services to the wireless and wireline telecommunications, broadband cable and satellite television industries, today announced financial results for fiscal second quarter 2010.

Financial and Business Highlights – Quarter ended July 3, 2010

•	Revenue was $106 million compared to $69 million for the second quarter of 2009 – a 53% increase.
•	Adjusted EBITDA (as defined below) increased 179% to $8.0 million compared to $2.9 million in the second quarter of 2009, on a pro forma basis factoring in the merger with Berliner.
•	Operating income increased by 111% to $0.5 million and net loss improved $3.0 million to $6.1 million compared to $9.2 million for the second quarter of 2009
•	Three-year backlog was approximately $735 million at July 3, 2010.

The Company’s Chief Executive Officer, C. Scott Hisey, stated, “We are very pleased with the results of our second quarter for 2010.  The Berliner merger and subsequent integration have gone well and proven our scalable model can produce operational efficiencies in a rapidly expanding wireless service business.  We continue to win new business in all four of our vertical markets, increasing our backlog and participating in escalated bid activity in the wireline construction industry.  Our fulfillment segment remains strong as we continue to win new business and grow our recurring revenue stream.  We have a history of consistent growth that we have successfully executed through our comprehensive operational metrics and ability to differentiate our performance with our internal systems and rapid deployment of a skilled workforce.  Our management team continues to innovate and we believe that we are poised to execute our backlog and win new business.”

Financial Results for Quarter Ended July 3, 2010(1)

Revenue increased 53% to $105.8 million for the three months ended July 3, 2010 from $69.2 million for the three months ended July 4, 2009. Of this increase, $10.5 million was attributable to organic growth in our fulfillment segment and acquisitions completed in the fourth quarter of 2009.   Of the remaining revenue gain, $25.4 million reflects the operations of Berliner which have been included in our consolidated results since the date of the merger on January 27, 2010.

Gross profit from continuing operations for the three months ended July 3, 2010 was $16.3 million, or 15.4% of revenue, compared to $9.1 million, or 13.2% of revenue, for the three months ended July 4, 2009.  Gross profit increased in large part due to operational and profitability improvements in our fulfillment segment including the use of field technology, dispatch cost reduction programs and various other efficiency efforts.  Of the remaining increase in gross profit, $2.3 million was attributable to the operations of Berliner which are included in the engineering and construction segment. This represents a significant turnaround and improvement in the operations of Berliner since the date of the merger on January 27, 2010.

Adjusted pro forma EBITDA(2) increased 176% to $8.0 million for the three months ended July 3, 2010 compared to $2.9 million for the three months ended July 4, 2009.  The fulfillment segment’s year over year gain of $4.7 million in EBITDA was the main contributor to this increase.  The EBITDA improvement also includes a $1.6 million increase in Berliner’s adjusted pro forma EBITDA as a result of increased demand for our wireless services, the integration of Berliner into our PROS operating system and cost reductions.   These increases in EBITDA were partially offset by higher selling, general and administrative expenses to support the combined businesses and increased revenue.

Our net loss improved by $3.0 million to ($6.1) million, or ($0.04) per basic and fully diluted share (based on approximately 137 million weighted average shares outstanding), for the three months ended July 3, 2010, from a loss of ($9.2) million, or ($0.08) per basic and fully diluted share (based on approximately 109 million weighted average shares outstanding), for the three months ended July 4, 2009.  Our net loss includes $7.1 million of depreciation and amortization of intangible assets and $6.2 million of interest expense (including $1.8 million in non-cash charges) for the three months ended July 3, 2010.

Our three-year backlog was approximately $735.0 million as of July 3, 2010 and $709.0 million as of July 4, 2009, on a pro forma basis factoring in the merger with Berliner(3).

A reconciliation of adjusted pro forma EBITDA to net loss for the three month periods is as follows (amounts in thousands):

	Reported Results		Pro forma Results
	(Unaudited)		(Unaudited)
	Three Months Ended		Three Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009
Net loss	$(6,143)	$(9,154)	$(6,206)	$(9,154)
Berliner pro forma net loss (a)	-	-	-	(2,051)
Loss from discontinued operations	175	283	175	283
Income tax expense	34	390	34	390
Interest, net	6,241	4,341	6,241	4,922
Depreciation and amortization	7,141	7,160	7,141	7,869
Stock compensation expense	423	473	423	573
Other non-cash items	146	21	146	13
Merger transaction costs	(63)	10	-	10
Adjusted EBITDA / Adujsted pro forma EBITDA	$7,954	$3,524	$7,954	$2,855

(a)	Berliner pro forma net loss includes additional interest and amortization resulting from the merger as if the merger had occurred at the beginning of the periods presented.

Conference Call:

Management will be hosting a conference call to review the financial results of UniTek at 4:30 p.m. Eastern Time, on Wednesday, August 18, 2010. Interested parties may access the call by calling 1-877-941-8416 from within the United States, or 1-480-629-9808 if calling internationally and requesting conference call 4340249.  Please dial-in approximately five minutes prior to the start of the call. A replay will be available through September 1, 2010 and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (International), passcode 4340249.

The call will also be web cast by ViaVid Broadcasting and can be accessed at www.unitekgs.com or at ViaVid's website at http://www.viavid.net or by going to the following link http://viavid.net/dce.aspx?sid=000078EC.  The web cast can be accessed until September 1, 2010. To access the web cast, you will need to have the Windows Media Player on your desktop.  For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. UniTek, based in Blue Bell, PA, utilizes a diverse workforce of over 5,200 deployed throughout over 102 locations in the United States and Canada.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the impact of changes in the Company’s revenue mix, the Company’s expected backlog completion and the Company’s expectations for its business units in fiscal year 2010. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-Q for the quarter ended July 3, 2010.The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

(1)  In the merger of Berliner and UniTek, UniTek is the accounting acquirer with Berliner the legal acquirer and registrant.  Upon the completion of the merger, Berliner changed its fiscal year end from June 30 to December 31.  Berliner filed a Transition Report on Form 10-K on March 31, 2010 for the six-month period ended December 31, 2009.  As the accounting acquirer, UniTek’s historical results are presented for comparison purposes with results of Berliner included in our consolidated results only after the effective date of the merger, which was January 27, 2010.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our company. While the Adjusted EBITDA is not intended to replace any presentation included in these consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies.  Adjusted pro forma EBITDA is our EBITDA adding back transaction costs for the merger and including the results of Berliner as if it had occurred at the beginning of the period being presented.

(3) Our backlog consists of uncompleted portions of services to be performed under job-specific contracts and the estimated value of future services that we expect to provide under master service agreements and other long-term contracts. Many of our contracts are multi-year agreements. We include in our backlog the amount of services projected to be performed over the terms of the contracts, where applicable, or based on our historical experience with customers and our experience in procurements of this type.

Contact Info:

Ronald J. Lejman
Chief Financial Officer
UniTek Global Services, Inc,
1777 Sentry Parkway West
Suite 302
Blue Bell, PA 19422
Office: (267) 464-1703
email: rlejman@unitekgs.com

Tables follow:

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

(Unaudited)

	July 3,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,998	$2,263
Restricted cash	-	133
Accounts receivable and unbilled revenue, net of allowances	67,546	24,680
Inventories	10,451	8,326
Prepaid expenses and other current assets	4,422	3,804
Total current assets	84,417	39,206
Property and equipment, net	19,465	20,665
Customer contracts, net	22,805	26,564
Amortizable intangible assets, net	576	377
Goodwill	141,768	137,827
Other assets	7,463	7,202
Total assets	$276,494	$231,841

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$34,902	$19,302
Accrued liabilities	30,342	23,329
Current portion of long-term debt	32,052	33,006
Current income taxes	290	187
Current portion of capital lease obligations	5,278	5,097
Total current liabilities	102,864	80,921
Long-term debt, net of current portion	132,493	127,163
Long-term capital lease obligations, net of current portion	2,029	4,244
Deferred income taxes	-	-
Total liabilities	237,386	212,328

Series B Convertible Preferred Stock (liquidation value of 25,634 at July 3, 2010)	12,817	-

STOCKHOLDERS' EQUITY
Series A Convertible Preferred Stock	-	-
Common Stock	3	1,091
Additional paid-in capital	135,290	112,747
Accumulated other comprehensive income (loss)	(35)	60
Accumulated deficit	(108,967)	(94,385)
Total stockholders' equity	26,291	19,513
Total liabilities, convertible preferred stock, and stockholders' equity	$276,494	$231,841

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2010	July 4, 2009	July 3, 2010	July 4, 2009

Revenues	$105,839	$69,247	$194,807	$137,912
Costs of revenues	89,558	60,117	165,837	120,061
Gross profit	16,281	9,130	28,970	17,851
Selling, general and administrative expenses	8,687	6,089	17,719	12,796
Depreciation and amortization	7,141	7,160	13,713	13,433
Operating income (loss)	453	(4,119)	(2,462)	(8,378)

Interest expense	6,241	4,341	11,413	8,306
Other expense, net	146	21	146	45
Loss from continuing operations before income taxes	(5,934)	(8,481)	(14,021)	(16,729)
Income tax expense	(34)	(390)	(102)	(769)
Loss from continuing operations	(5,968)	(8,871)	(14,123)	(17,498)

Income (loss) from discontinued operations	(175)	(283)	(459)	775
Net loss	$(6,143)	$(9,154)	$(14,582)	$(16,723)

Net loss per share - basic:
Continuing operations	$(0.04)	$(0.08)	$(0.11)	$(0.16)
Discontinued operations	0.00	0.00	0.00	0.01
Net loss	$(0.04)	$(0.08)	$(0.11)	$(0.15)

Net loss per share - diluted:
Continuing operations	$(0.04)	$(0.08)	$(0.11)	$(0.16)
Discontinued operations	0.00	0.00	0.00	0.01
Net loss	$(0.04)	$(0.08)	$(0.11)	$(0.15)

Weighted average shares of common stock outstanding:
Basic	136,758	109,100	132,600	109,097
Diluted	136,758	109,100	132,600	109,097